Exhibit 4.2

FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT

This FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this “Agreement”), dated as of July 5, 2018 and effective as of the Effective Time, is entered into by and among (i) Thorne Holding Corp., a Delaware corporation (the “Company”), (ii) the Stockholders listed on Schedule 1 hereto (the “Initial Stockholders”), (iii) the entities listed on Schedule 2 hereto (the “Purchasers”) and (iv) each Person who shall, subsequent to the date hereof, join in and become a party to this Agreement by executing an Instrument of Accession (“Instrument of Accession”) in the form of Exhibit A hereto (collectively, the “Subsequent Stockholders”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in Section 1 hereof.

WHEREAS, the Company and WestView Capital Partners II, L.P. (“WestView”), Tudor Ventures III L.P. (“Tudor”), Diversified Natural Products, Inc. (“DNP”), Albert Czap (“Czap”), ELUS Holdings Corporation, IdB Holding S.p.A, the James L. Gilbert Trust — 1994 (“Gilbert”), Monashee Capital Master Fund L.P. and Mitsui & Co., Ltd. are parties to that certain Third Amended and Restated Stockholder Agreement, dated as of November 22, 2017, among the Company and the parties referred to therein (the “Amended Agreement”);

WHEREAS, the Company, the Purchasers, WestView, Tudor, Czap, Gilbert, ELUS Holdings Corporation and DNP have entered into a Preferred Stock Purchase and Securities Redemption Agreement (the “SPRA”), dated as of the date hereof, pursuant to which, among other things, (a) the Purchasers will purchase shares of the Company’s Series E Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), (b) Mitsui will exchange its outstanding shares of the Company’s Series D Preferred Stock, $0.01 par value per share, for newly issued shares of Series E Preferred Stock, (c) the Company will redeem all outstanding capital stock of the Company held by WestView, Tudor, Czap and Gilbert, (d) ELUS Holdings Corporation will exchange its outstanding shares of the Company’s Series B Preferred Stock, $0.01 par value per share, for newly issued shares of Common Stock, and (e) immediately after the consummation of the transactions described in the foregoing clauses (b), (c) and (d), all remaining shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be converted into shares of Common Stock;

WHEREAS, in connection with the Closing under the SPRA, the undersigned Stockholders and the Company, being all of the parties necessary to amend the Amended Agreement in accordance with the terms thereof, have agreed to amend and restate the Amended Agreement in its entirety in the form of this Agreement;

WHEREAS, also simultaneous with and conditioned upon the execution of this Agreement, the Company and Purchasers shall enter into a Fourth Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the parties thereto shall agree to certain rights and obligations relating to the registration of capital stock of the Company for public sale and certain other matters relating thereto;

WHEREAS, but for the execution and delivery of this Agreement by the Company and the Initial Stockholders, the Company and the Purchasers would not be willing to enter into the SPRA or consummate the transactions contemplated thereby, which transaction will benefit the parties; and

WHEREAS, the parties hereto wish to set forth certain rights and obligations of the parties with regard to, among other things, (a) the transfer and issuance of Securities, (b) the election of Persons to the Board of Directors of the Company (the “Board of Directors”) and committees thereof, (c) the manner in which Securities will be voted with respect to certain matters, and (d) certain other matters concerning the parties’ ownership and transfer of Securities, and the management and affairs of the Company.

NOW, THEREFORE, the parties to this Agreement hereby agree to amend and restate the Amended Agreement in its entirety, as set forth herein, and further agree as follows:

1. DEFINITIONS. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“5% Holder” shall mean any Stockholder that, together with its Affiliates, holds outstanding Common Stock or Preferred Stock representing at least five percent (5%) of the outstanding Securities (determined on a fully-diluted and an as-converted to Common Stock basis but not giving effect to the exercise of any outstanding options or warrants to purchase Common Stock).

“Adjustment Notification” shall have the meaning set forth in Section 2.6(b) hereof.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Amended Agreement” shall have the meaning set forth in the recitals hereof. “Approved Sale” shall have the meaning set forth in Section 3.1(a) hereof. “Audit Committee” shall have the meaning set forth in Section 4.1(c) hereof. “Board of Directors” shall have the meaning set forth in the recitals hereof. “Budget” shall have the meaning set forth in Section 7.1(d) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Charter” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware at or about the Effective Time, as amended and in effect from time to time.

“Common Directors” shall have the meaning set forth in Section 4.1(a)(iv) hereof.

“Common Stock” shall mean the Company’s common stock, $0.01 par value per share.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Legal Matters” shall have the meaning set forth in Section 24 hereof.

“Company Sale” means any of the following (in each case by means of any transaction or series of related transactions): (i) any Person or group of related Persons acquires Securities representing (A) the voting power to elect a majority of the directors of the Board of Directors, or (B) a majority of the fully diluted Common Stock; (ii) the Company consolidates or combines with or merges into another Person, or any Person consolidates or combines with or merges into the Company, and (B) the holders of the capital stock of the Company immediately prior to such transaction do not own, directly or indirectly, at least a majority of the capital stock of the surviving company immediately after the consummation of the transaction; (iii) the sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; or (iv) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Charter. The Purchasers and their Affiliates shall not be deemed to constitute a group of related Persons for purposes of the Company Sale definition.

“Compensation Committee” shall have the meaning set forth in Section 4.1(c) hereof. “Confidential Information” shall have the meaning set forth in Section 8 hereof. “Czap” shall have the meaning set forth in the recitals hereof.

“Designated Holders” shall mean each of Mitsui and Kirin, respectively, so long as such respective Stockholder and its Affiliates at the applicable date and time continue to hold Securities representing at least fifty percent (50%) of the number of Total Shares owned by such Stockholder at the Effective Time (after giving effect to any subsequent stock splits, combinations or similar transactions involving one or more classes of applicable Securities as a class).

“DNP” shall have the meaning set forth in the recitals hereof.

“Downward Valuation Adjustment” shall have the meaning set forth in Section 2.6(a) hereof.

“Effective Time” shall mean the Closing, as defined in the SPRA.

“ELUS” shall mean ELUS Holdings Corporation, Helsinn Healthcare, S.A. and their Affiliates.

“Exempt Transfers” shall have the meaning set forth in Section 2.1(a)(ii) hereof. “Exercisable Security” shall have the meaning set forth in Section 3.2(vi) hereof. “Exercising Holders” shall have the meaning set forth in Section 5.1(c) hereof.

“Family Members” shall mean, with respect to any individual, any Related Person or Family Trust of such individual.

“Family Trust” shall mean, with respect to any individual, any trust or limited liability company created solely for the benefit of one or more of such individual’s Related Persons and controlled by such individual.

“First Election Period” shall have the meaning set forth in Section 2.2 hereof.

“GAAP” shall have the meaning set forth in Section 7.1(b) hereof.

“Gilbert” shall have the meaning set forth in the recitals hereof.

“Independent Third Party” shall mean, with respect to any Stockholder, any individual or entity who is not an Affiliate of such Stockholder.

“Initial Public Offering” shall mean the first underwritten public offering of Common Stock by the Company registered under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

“Initial Stockholders” shall have the meaning set forth in the preamble hereof. “Instrument of Accession” shall have the meaning set forth in the preamble hereof. “Investor Offer Notice” shall have the meaning set forth in Section 2.2(a) hereof. “IPO Notification” shall have the meaning set forth in Section 2.6(b) hereof. “Issuance Notice” shall have the meaning set forth in Section 5.1(b) hereof. “Issuance Security” shall have the meaning set forth in Section 5.1(a) hereof. “Jacobson” shall have the meaning set forth in Section 4.1(a)(iv) hereof.

“Japan Person” shall mean (x) any Person that has been incorporated, organized or formed under the laws of Japan, (y) any Person that is a national or citizen of Japan, or (z) any Person that is a direct or indirect subsidiary of a Person meeting the requirements set forth in clause (x) or (y).

“Kirin” means Kirin Holdings Company, Limited, a Japanese corporation.

“Majority Stockholders” shall mean, from time to time, Stockholders then holding a majority of outstanding shares of Common Stock and Preferred Stock (voting together on an as-converted to Common Stock basis).

“McKenna” shall have the meaning set forth in Section 4.1(a)(iv) hereof. “Mitsui” means Mitsui & Co., Ltd., a Japanese corporation.

“Non-Designated Holders” means Stockholders other than the Designated Stockholders.

“Non-K/M Directors” means the members of the Board of Directors other than members designated by Mitsui under Section 4.1(a)(i) and members designated by Kirin under Section 4.1(a)(ii).

“Offer” shall have the meaning set forth in Section 2.7(a) hereof.

“Offer Notification” shall have the meaning set forth in Section 2.7(b) hereof.

“Participating Stockholders” shall have the meaning set forth in Section 2.3 hereof.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

“Personal Representative” shall mean the successor or legal representative (including, without limitation, a guardian, executor, administrator or conservator) of a dead or incompetent Stockholder.

“Preferred Stock” shall mean the Series E Preferred Stock.

“Pre-Emptive Right Notice Period” shall have the meaning set forth in Section 5.1(b) hereof.

“Purchasers” shall have the meaning set forth in the preamble hereof. “Purchase Right” shall have the meaning set forth in Section 5.1(a) hereof.

“Related Persons” shall mean, with respect to any individual, such individual’s parents, siblings, spouse, children and grandchildren.

“Registration Rights Agreement” shall have the meaning set forth in the recitals hereof.

“Second Election Period” shall have the meaning set forth in Section 2.2(d) hereof. “Secondary Purchase Right” shall have the meaning set forth in Section 5.1(c) hereof.

“Securities” shall mean (i) any capital stock of the Company, including but not limited to any shares of Common Stock and any shares of Preferred Stock, and (ii) any warrants, options or other rights or securities exchangeable or exercisable for or convertible into capital stock of the Company.

“Securities Act” shall mean the United States of America Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.01 par value per share.

“Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.01 par value per share.

“Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, $0.01 par value per share.

“Series D Preferred Stock” shall mean the Company’s Series D Preferred Stock, $0.01 par value per share.

“Series E Preferred Stock” shall have the meaning set forth in the recitals hereof. “SPRA” shall have the meaning set forth in the recitals hereof.

“Stockholders” shall mean, collectively, the Initial Stockholders, the Purchasers and any Subsequent Stockholders.

“Subsequent Stockholders” shall have the meaning set forth in the preamble hereof.

“Subsidiary” shall mean, with respect to the Company, without duplication, any corporation, limited liability company, partnership, association, other business entity, or joint venture or joint venture arrangement, of which (a) if a corporation, at least fifty percent (50%) of the total voting power of the capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors, managers, or trustees thereof is at the time in question owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (b) if a limited liability company, partnership, association, other business entity (other than a corporation), or joint venture or joint venture arrangement, at least fifty percent (50%) of the membership, partnership or other ownership interests or units thereof are at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof, and for this purpose, a specified Person or Persons shall be deemed to own a majority ownership interest in such a business entity (other than a corporation) if the Company or its direct or indirect Subsidiaries are allocated a majority of such business entity’s gains or losses, or control any managing member, managing director or general partner of such business entity (other than a corporation). For clarity, (x) each of the following entities is a Subsidiary as of the date hereof: Thorne Research, Inc., an Idaho corporation, Health Elements, LLC, a Delaware limited liability company, WellnessFX, Inc., a Delaware corporation, HEU Holding Company, a Florida corporation, Drawbridge Health, Inc., a Delaware corporation, and YouCare Joint Venture LTD; and (y) none of the following entities is a Subsidiary as of the date hereof: Pillar Health, LLC, a Delaware limited liability company (“Pillar”), and Thorne OPS-FUEL Joint, LLC (otherwise known as Tecton, LLC), a Delaware limited liability company (“Tecton”).

“Third Election Period” shall have the meaning set forth in Section 2.2(e) hereof.

“Total Shares” means at any time of determination the total of (i) all shares of Common Stock outstanding at such time plus (ii) all shares of Common Stock issuable upon the conversion of all shares of Preferred Stock outstanding at such time.

“Transfer” shall have the meaning set forth in Section 2.1(a) hereof.

“Transferring Stockholder” shall have the meaning set forth in Section 2.2(a) hereof.

“Tudor” shall have the meaning set forth in the recitals hereof.

“WBD” shall have the meaning set forth in Section 24 hereof.

“WestView” shall have the meaning set forth in the recitals hereof.

2. RESTRICTIONS ON TRANSFER OF SECURITIES.

2.1 Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, no Stockholder may sell, assign, pledge or otherwise transfer, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise (a “Transfer”), any rights or interest in any Securities, without strict compliance with the terms of Sections 2.2, 2.3 and 2.5; provided, however, that the provisions of Sections 2.2 and 2.3 shall not apply:

(i) Subject to Section 2.1(b), in the case of any Stockholder that is not a natural person, to a Transfer of Securities to its Affiliates, general or limited partners, stockholders, members or other equity holders,

(ii) Subject to Section 2.1(b), in the case of any Stockholder that is a natural person, to a Transfer of Securities to such Stockholder’s Personal Representative or Family Members; provided, that, in the case of a Transfer to a Related Person, such Stockholder retains voting and dispositive control of the Securities until such Stockholder’s death or incapacity,

(iii) Subject to Section 2.1(b), in the case of a Designated Holder or an Affiliate thereof, to a Transfer of Securities to the other Designated Holder or an Affiliate thereof, and

(iv) in the case of any Stockholder, pursuant to an Approved Sale (subsections (i) through (iv) inclusive, collectively the “Exempt Transfers”).

(b) The restrictions contained in this Section 2 will continue to be applicable to the transferred Securities after any Exempt Transfer under Section 2.1(a)(i), Section 2.1(a)(ii) or Section 2.1(a)(iii), and, as a condition precedent to any such Exempt Transfer, the transferee of the transferred Securities to the extent not already a party to this Agreement shall have executed and delivered to the Company an Instrument of Accession.

2.2 First Right of Purchase.

(a) Any Stockholder (the “Transferring Stockholder”) proposing to make any Transfer of Securities, other than an Exempt Transfer (a “Proposed Transfer”), shall deliver a written notice (the “Investor Offer Notice”) to the Designated Holders and the Company at least forty-five (45) days prior to the Proposed Transfer. The Investor Offer Notice will state the Transferring Stockholder’s bona fide intention to make the Proposed Transfer, and disclose in reasonable detail the material terms of the Proposed Transfer, including the number of Securities proposed to be Transferred, the class or classes of such Securities, the proposed price and the identity of the proposed transferee, and the status of the Transferring Stockholder’s arrangement with the proposed transferee (including whether the proposed transferee has made a binding offer or is otherwise committed to acquire the Securities to be transferred).

(b) Subject to the terms of this Section 2.2, the Designated Holders may elect to purchase all or any portion of the Securities specified in the Investor Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder, the other Stockholders and the Company within forty-five (45) days after the Designated Holders’ receipt of the Investor Offer Notice (“First Election Period”). The Designated Holders may, in their discretion, allocate between them the Securities (if any) to be purchased in such election, such allocation to be set forth in the written notice of such election. In the absence of such mutual allocation, the Designated Holders shall be entitled to purchase their respective pro rata shares of the Securities specified in the Investor Offer Notice, based on the number of Total Shares held by each Designated Holder and its Affiliates divided by the number of Total Shares then held by both Designated Holders and their Affiliates.

(c) If the Designated Holders elect to purchase Securities being offered, the consummation of such purchase will take place by the later of (i) thirty (30) days after the expiration of the First Election Period, and (ii) five (5) Business Days after receipt of all consents, waivers and approvals necessary to consummate such purchase.

(d) If the Designated Holders do not elect to purchase all of the Securities specified in the Investor Offer Notice, the Company may elect to purchase the balance of the Securities specified in the Investor Offer Notice at the price and on the terms specified therein by delivering written notice thereof to the Transferring Stockholder and the other Stockholders within fifteen (15) days after the expiration of the First Election Period (the “Second Election Period”). If the Company elects to purchase Securities being offered, the consummation of such purchase will take place by the later of (i) thirty (30) days after the expiration of the Second Election Period, and (ii) five (5) Business Days after receipt of all consents, waivers and approvals necessary to consummate such purchase.

(e) If the Company does not elect to purchase all of the Securities specified in the Investor Offer Notice, the Company shall provide written notice to the 5% Holders (other than the Designated Holders), including a copy of the Investor Offer Notice, within two (2) Business Days after the date that the Second Election Period expires, setting forth the amount of the Securities that the Designated Holders and the Company did not elect to purchase, and each of the 5% Holders (other than the Designated Holders) may elect to purchase some or all of the balance of the Securities specified in the Investor Offer Notice at the price and on the terms specified therein by delivering written notice thereof to the Transferring Stockholder, the other Stockholders and the Company within fifteen (15) days after the date of delivery of such notice from the Company (the “Third Election Period”).

(f) If any 5% Holder elects to purchase any of the remaining Securities pursuant to Section 2.2(e), the consummation of such purchase will take place by the later of (i) thirty (30) days after the expiration of the Third Election Period, and (ii) three (3) days after receipt of all consents, waivers and approvals necessary to consummate such purchase. If more than one such 5% Holder elects to purchase any of the Securities being offered, each such 5% Holder electing to purchase such Securities will be entitled to purchase from the Transferring Stockholder a pro rata portion based upon the respective numbers of Securities (determined on a fully diluted and an as-converted to Common Stock basis but not giving effect to the exercise of any outstanding options or warrants to purchase Common Stock) then held by such electing 5% Holders, with the consummation of such purchase to take place by the later of (i) thirty (30) days after the expiration of the Third Election Period, and (ii) five (5) Business Days after receipt of all consents, waivers and approvals necessary to consummate such purchase.

(g) If the Designated Holders, the Company and/or the 5% Holders do not elect to purchase all of the Securities specified in the Investor Offer Notice, neither the Designated Holders, the Company nor the 5% Holders shall be entitled to purchase any of the Securities specified in the Investor Offer Notice, and the Transferring Stockholder may, within ninety (90) days but not less than ten (10) days after the expiration of the Third Election Period, but subject to Section 2.3, complete the Proposed Transfer at a price and on terms no more favorable to the transferees than the price and terms offered in the Investor Offer Notice; provided that no such Proposed Transfer may be completed unless each of such transferees shall have executed and delivered an Instrument of Accession to the Company as a condition precedent thereto. If the Transferring Stockholder fails to consummate such Proposed Transfer within the ninety (90) day period after the expiration of the Third Election Period, any subsequent proposed Transfer of such Securities shall be once again subject to the provisions of this Section 2.2.

2.3 Co-Sale Rights. In the event of a proposed Transfer of Securities by a Designated Holder (other than an Exempt Transfer) with respect to which the Company and the 5% Holders are entitled to but do not elect to purchase all of the Securities proposed to be transferred, each of the 5% Holders (other than the Transferring Stockholder, any 5% Holder that elected to purchase Securities specified in the Investor Offer Notice under Section 2.2 or any 5% Holder who is an employee of the Company or any of its Subsidiaries) may elect to participate in the contemplated sale by delivering written notice to the transferring Designated Holder within fifteen (15) days after expiration of the Third Election Period. If any of such 5% Holders elects to participate in such sale (the “Participating Stockholders”), each of such transferring Designated Stockholder and the Participating Stockholders will be entitled to sell in the contemplated sale, on the same terms as are applicable to the Designated Holder, that number of Securities determined by multiplying (i) (x) the aggregate number of Securities covered by the Investor Offer Notice, minus (y) the number of Securities purchased pursuant to Section 2.2, by (ii) a fraction, the numerator of which is the number of Securities owned by such Stockholder on the date of receipt of the Investor Offer Notice by such Stockholder (determined on a fully-diluted and an as-converted to Common Stock basis but not giving effect to the exercise of any outstanding options or warrants to purchase Common Stock) and the denominator of which is the total number of Securities owned by the Designated Stockholder and all Participating Stockholders on such date (determined on a fully-diluted and an as-converted to Common Stock basis but not giving effect to the exercise of any outstanding options or warrants to purchase Common Stock). The Designated Holder will use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any contemplated sale; provided that if the prospective transferee(s) declines to allow the participation of the Participating Stockholders on the terms specified herein, the proposed Transfer may be consummated if the Designated Holder, within five (5) days after such consummation, purchases the Securities that the Participating Stockholders would have sold in such proposed Transfer had the prospective transferee(s) not declined to allow their participation; provided, further, if the prospective transferee(s) objects to the delivery of convertible Preferred Stock in lieu of Common Stock, the Stockholder holding the relevant convertible Preferred Stock shall first convert the Preferred Stock into Common Stock and deliver Common Stock (and the Company agrees to make any such conversion concurrent with and contingent upon the consummation of the contemplated sale).

2.4 Transfers of Securities in Breach of this Agreement. In the event of any Transfer or attempted Transfer of Securities in breach of this Agreement, commencing immediately upon the date of such attempted Transfer (a) such Transfer shall be void and of no effect, (b) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by the Company to the purported transferee in respect of such Securities, with the amount of any such dividend or distribution being retained by the Company until such time as such Transfer has been finally rescinded and reversed, and (c) neither the putative transferring Stockholder nor the purported transferee shall be entitled to exercise any rights with respect to such Securities under this Agreement until such Transfer in breach of this Agreement has been rescinded.

2.5 Transfer to Competitors. Prior to the fourth anniversary of the Effective Time, and provided that Mitsui is a Designated Holder at the time of such purported Transfer, no Stockholder may Transfer any Securities to any Japan Person unless the Stockholder proposing such Transfer first obtains the written consent of Mitsui. Prior to the fourth anniversary of the Effective Time, and provided that Kirin is a Designated Holder at the time of such purported Transfer, no Stockholder may Transfer any Securities to any Japan Person unless the Stockholder proposing such Transfer first obtains the written consent of Kirin.

2.6 Initial Public Offering.

(a) If, at any time following the fourth anniversary of the Effective Time, the Non-K/M Directors, in good faith and consistent with their fiduciary duties, unanimously resolve to pursue or commence registration for an Initial Public Offering for which the Board of Directors have received advice from a nationally recognized investment banking firm selected by the Non-K/M Directors and reasonably acceptable to the Board of Directors that such Initial Public Offering is reasonably likely to be consummated within fifteen (15) months following such resolution of the Non-K/M Directors and to result in an offering price per share that would imply a net equity valuation of the Company of at least $400,000,000, then the members of the Board of Directors designated by Kirin and Mitsui shall not object to the pursuit or commencement of such Initial Public Offering and the Designated Holders shall not unreasonably withhold any stockholder consent required to pursue or consummate such Initial Public Offering; provided, however, that, notwithstanding the foregoing, the foregoing commitment of the members of the Board of Directors designated by Kirin and Mitsui shall cease to apply and the Designated Holders shall have the right to withhold any consent with respect to such Initial Public Offering or revoke any consent previously granted if at any time before such Initial Public Offering has occurred, the managing underwriter indicates that such Initial Public Offering is not likely to result in an offering price per share that would imply a net equity valuation of the Company of at least $400,000,000 (such decrease in valuation, a “Downward Valuation Adjustment”). So long as no Downward Valuation Adjustment has occurred, the Designated Holders (i) shall not interfere with any steps reasonably undertaken by the Company with respect to such Initial Public Offering; (ii) shall, as may be necessary to facilitate the approval, authorization or recommendation of any such Initial Public Offering, replace any members of the Board of Directors designated by Kirin and Mitsui who do not vote in favor of, authorize or recommend a proposal to pursue or commence such Initial Public Offering; and (iii) shall vote their shares in favor of the consummation of the transactions necessary to complete such Initial Public Offering and otherwise consent to and raise no objection to the consummation of such transactions; provided that, notwithstanding the foregoing, neither Designated Holder nor any Affiliate thereof shall be required to terminate or otherwise amend or modify any commercial or other agreements that such Designated Holder or such Affiliate has entered into with the Company or any of its Affiliates, except to the extent necessary to remove prohibitions on, or to permit the authorization of, the consummation of such Initial Public Offering (it being understood and agreed that nothing herein will require the Designated Holders to terminate, amend or modify any rights granted pursuant to Section 2.6(b)). The Company shall keep the Designated Holders reasonably informed with respect to such Initial Public Offering (including, without limitation, the status, timing, pricing and other terms thereof) and shall deliver to the Designated Holders copies of all material documents (including drafts thereof and comments thereto) and correspondence to or from the managing underwriter and the SEC related to such Initial Public Offering (with such delivery to be at substantially the same time as when such documents and correspondence are distributed or received by the Company), including without limitation the prospectus, registration statement and drafts and mark-ups of definitive agreements.

(b) The Company (i) shall promptly notify (the “IPO Notification”) the Designated Holders in writing if the conditions triggering an Initial Public Offering described in Section 2.6(a) have been satisfied and (ii) shall promptly notify (the “Adjustment Notification”) the Designated Holders if any Downward Valuation Adjustment has occurred. The IPO Notification shall describe in reasonable detail the material terms of such Initial Public Offering, including the proposed Initial Public Offering valuation (which shall have been reasonably determined by the Board of Directors following consultation with a nationally recognized investment banking firm), the name and address of the proposed managing underwriter, the expected offering date, and the proposed national securities exchange for such Initial Public Offering, and shall include a copy of all documents exchanged with the proposed managing underwriter. The Adjustment Notification shall describe in reasonable detail the reason for the Downward Valuation Adjustment and the revised terms and pricing of such Initial Public Offering. Following the delivery of any IPO Notification, the Designated Holders shall have one hundred twenty (120) days to elect and commit in writing to purchase all Securities not held by the Designated Holders at the proposed Initial Public Offering valuation. If the Designated Holders elect and commit in writing to purchase all such Securities, then each Stockholder shall be required to sell its Securities to the Designated Holders, and the Designated Holders shall be required to purchase such Securities, at a per Security purchase price (which, for the avoidance of doubt, shall be reduced by the exercise price payable with respect to any option, warrant or similar Security) based on the proposed Initial Public Offering valuation (in case of a Downward Valuation Adjustment, such valuation shall be reduced as reflected in the Adjustment Notification) and pursuant to purchase and sale documents in customary form reasonably acceptable to the Designated Holders and at a closing date reasonably agreed by the Board of Directors and the Designated Holders. If the consummation of the Initial Public Offering provided for in the IPO Notification does not occur for any reason, the rights and obligations set forth in this Section 2.6(b) shall continue, including the obligation of the Company to provide the IPO Notification and the right of the Designated Holders to purchase all Securities not held by the Designated Holders at the proposed Initial Public Offering valuation. Following the delivery of any Adjustment Notification, the Designated Holders shall have ten (10) Business Days to revoke any prior stockholder consent to the extent such revocation is permitted pursuant to Section 2.6(a).

2.7 Acquisition of the Company.

(a) If, at any time following the fourth anniversary of the Effective Time, the Company receives a definitive offer from a reputable third party for a Company Sale which the Non-K/M Directors, consistent with their fiduciary duties, unanimously resolve to pursue (an “Offer”), the members of the Board of Directors designated by Kirin and Mitsui shall not object to such Offer and the Designated Holders shall not withhold any stockholder consent required to consummate such Offer, provided that such Offer: (i) will result in Kirin and Mitsui receiving all cash as consideration for their Securities, (ii) is fully financed and subject only to limited, reasonable and customary conditions, (iii) values the Company at a net equity value of not less than $400,000,000, (iv) is not subject to any contingent or conditional consideration (including, without limitation, holdbacks, escrows, installment payments, milestones or earn-out provisions) that could result in less than $400,000,000 being delivered to the aggregate holders of Securities at the consummation of such Offer and (v) otherwise complies with the conditions for an Approved Sale set forth in the last sentence and related subparagraphs of Section 3.1. The Designated Holders (i) shall not interfere with any steps reasonably undertaken by the Company with respect to such Offer and (ii) shall, as may be necessary to facilitate the approval, authorization or recommendation of any such Offer, replace any members of the Board of Directors designated by Kirin and Mitsui who do not vote in favor of, authorize or recommend the Offer. The Designated Holders shall vote their shares in favor of the consummation of the transactions necessary to complete such Offer and otherwise consent to and raise no objection to the consummation of such transactions, and shall take all actions to waive any appraisal or similar dissenters rights that they may have in connection with the consummation of such transactions; provided that, notwithstanding the foregoing, neither Designated Holder nor any Affiliate thereof shall be required to terminate or otherwise amend or modify any commercial or other agreements that such Designated Holder or such Affiliate has entered into with the Company or any of its Affiliates. The Company shall keep the Designated Holders reasonably informed of such transactions (including, without limitation, the status, timing, economic and other terms thereof) and shall deliver to the Designated Holders copies of all material documents (including drafts thereof and comments thereto) distributed to or received from the proposed acquirer (at substantially the same time as when distributed to or received from the proposed acquirer) in connection with such Offer, including without limitation confidentiality agreements, acquisition proposals, letters of intent, indications of interest, term sheets, drafts and mark-ups of definitive agreements and documents related to financing.

(b) The Company will promptly notify (the “Offer Notification”) the Designated Holders in writing if the conditions triggering an Offer described in Section 2.7(a) have been satisfied. The Offer Notification shall describe in reasonable detail the material terms and conditions of such Offer, including the name and address of the proposed acquirer, its source of financing and the expected date, time and location of the proposed consummation of such Offer, and shall include a copy of any term sheet, letter of intent, indication of interest or acquisition proposal. Within forty-five (45) days following the delivery of the Offer Notification, the Designated Holders shall have the right to commit in writing to purchase all Securities not held by the Designated Holders at the valuation specified in the Offer. If the Designated Holders elect and commit in writing to purchase all such Securities, then each Stockholder shall be required to sell its Securities to the Designated Holders, and the Designated Holders shall be required to purchase such Securities, at a per Security purchase price (which, for the avoidance of doubt, shall be reduced by the exercise price payable with respect to any option, warrant or similar Security) based on the valuation specified in the Offer and pursuant to purchase and sale documents in customary form reasonably acceptable to the Designated Holders and at a closing date reasonably agreed by the Non-K/M Directors and the Designated Holders. If the consummation of the Offer provided for in the Offer Notification does not occur for any reason, the rights and obligations set forth in this Section 2.7(b) shall continue, including the obligation of the Company to provide the Offer Notification and the right of the Designated Holders to purchase all Securities not held by the Designated Holders at the valuation specified in the Offer.

3. SALE OF THE COMPANY.

3.1 Approved Sale. In the event a Company Sale is approved by the Board of Directors and the Majority Stockholders (an “Approved Sale”), such Majority Stockholders may, at their joint election, require each other Stockholder to participate in such Approved Sale in a manner set forth in Section 3.2. Any such election shall be made by written notice to the Company, and upon receipt of such election notice the Company shall be required to promptly deliver notice of such exercise to all other Stockholders no less than twenty (20) days prior to the consummation of such Approved Sale. Such notice to the other Stockholders shall describe in reasonable detail the material terms and conditions of such Approved Sale, including the name and address of the proposed acquirer and the expected date, time and location of the proposed closing, and shall include a copy of the term sheet or letter of intent, if any. Any Approved Sale shall be subject to the following conditions:

(i) each such Stockholder shall receive, with respect to such Stockholder’s Securities, consideration that is no less than every other Stockholder receives with respect to his, her or its Securities of the same type, class and series (provided, that differences in net proceeds attributable to differing exercise or conversion prices with respect to Securities of the same type, class or series shall not be deemed to constitute differing consideration);

(ii) any rights and liquidation preferences provided by the Charter shall be honored and all amounts payable pursuant to any Approved Sale shall be otherwise paid in accordance with the Charter (including pursuant to the last paragraph of Section 2.1 of the Charter);

(iii) if any Stockholder is given an option as to the form and amount of consideration to be received as a result of the Approved Sale with respect to any class and series of Securities, each other Stockholder shall have been given the same option with respect to such class and series of Securities;

(iv) no Stockholder, other than any Stockholder who may be an officer or employee of the Company or its Affiliates, shall be required to agree to any non-competition, non-solicitation or similar restriction or to provide any release other than a release of claims relating directly to such Stockholder’s authority, ownership and the ability to convey title to their respective Securities;

(v) no Stockholder shall be obligated to undertake any indemnity that is joint in nature or could exceed (I) in the case of any indemnity relating to a breach of representations and warranties relating to the Company (and not such Stockholder), such Stockholder’s pro rata share of such indemnification obligation calculated based on such Stockholder’s pro rata share of the aggregate net proceeds received by all Stockholders in connection with such Approved Sale, or (II) in any case, the amount of the proceeds received by such Stockholder in the Approved Sale; and

(vi) any representations and warranties to be made by each Stockholder in connection with the Approved Sale shall be limited to representations and warranties as to such Stockholder only (and not the Company) related to authority, ownership and the ability to convey title to their respective Securities, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Securities such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized by or on behalf of the Stockholder, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by such Stockholder and delivered to the acquirer and are enforceable against such Stockholder in accordance with their respective terms, subject to equitable exceptions, and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, or order or decree of any court or governmental agency, to which it is bound which would impair such Stockholder’s ability to consummate the Approved Sale.

3.2 Obligations of Stockholders with respect to an Approved Sale. Subject to Section 3.1, the Company and the Stockholders shall use their reasonable best efforts to cause the consummation of any Approved Sale and shall not take any action prejudicial to or inconsistent with, or that would otherwise materially delay, any Approved Sale. Without limiting the generality of the foregoing, each Stockholder shall:

(i) vote such Stockholder’s Securities in favor of, or to otherwise approve, the terms of any Approved Sale and such matters ancillary thereto as are customary;

(ii) waive and disclaim any appraisal, dissenters or similar rights that such Stockholder may have in connection with an Approved Sale;

(iii) sell all of such Stockholder’s Securities on the terms and conditions approved by the Board of Directors (but only if the consideration for such Approved Sale is paid entirely in cash or publicly tradeable securities (or securities immediately convertible into publicly tradeable securities solely at the holder’s option));

(iv) enter into any agreement or agreements required to be entered into by such Stockholder to effectuate the Approved Sale and enter into such other customary agreements, documents, certificates and instruments as are applicable to the Approved Sale and otherwise are consistent with the requirements and limitations in Section 3.1 and this Section 3.2;

(v) upon request, deliver such Stockholder’s Securities (together with executed instruments of transfer or assignment) in escrow (pending receipt of the purchase price therefor) to counsel for the Company or the Majority Stockholders in such sale;

(vi) subject to the terms of any Exercisable Security (as defined below), upon the election of the Company in its sole discretion and without any further action required on the part of such Stockholder, each stock option, warrant, and other similar right then exercisable for shares of capital stock of the Company (collectively, “Exercisable Securities” and individually, an “Exercisable Security”), shall, if such Stockholder has not otherwise exercised the vested portion of such Exercisable Security prior to the closing of an Approved Sale (or any such Exercisable Security contains a vesting acceleration provision that becomes effective immediately prior to the closing of an Approved Sale), be cancelled in connection with an Approved Sale in exchange for an amount of cash or such other consideration payable in connection with such Approved Sale with an aggregate value equal to (A) the consideration payable in respect of each share of the class or series of capital stock underlying such Exercisable Security in connection with such Approved Sale, multiplied by the number of shares of such class or series of capital stock underlying such Exercisable Security that remain unexercised as of the closing of such Approved Sale, minus (B) the exercise price per share for such Exercisable Security multiplied by the number of shares of such class or series of capital stock underlying such Exercisable Security that remain unexercised as of the closing of such Approved Sale; provided, that if the result of such calculation is a positive number, any such payment shall be subject to the terms and conditions generally applicable to the payment of the consideration in connection with such Approved Sale, including indemnification obligations, escrows, earnouts, contingency payments, purchase price adjustments, and payment in accordance with the terms of the Charter; and

(vii) if the consideration to be paid in exchange for the Securities pursuant to this Section 3.2 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Securities which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company’s Board of Directors) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Securities.

3.3 PROXY. WITHOUT LIMITING SECTION 4.3 BELOW, EACH STOCKHOLDER HEREBY APPOINTS A DESIGNEE OF THE DESIGNATED HOLDERS IN ANY APPROVED SALE AS SUCH STOCKHOLDER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE AT ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY, HOWEVER CALLED, OR ANY ADJOURNMENT THEREOF, OR BY WRITTEN CONSENT OF THE STOCKHOLDERS OF THE COMPANY, ALL VOTING SECURITIES OWNED BY SUCH STOCKHOLDER OR OVER WHICH SUCH STOCKHOLDER HAS VOTING CONTROL TO EFFECTUATE THE AGREEMENTS AND OBLIGATIONS OF SUCH STOCKHOLDER SET FORTH IN THIS SECTION 3 IN THE EVENT OF ANY BREACH BY SUCH STOCKHOLDER OF ITS OBLIGATIONS UNDER THIS SECTION 3. THE PROXIES AND POWERS GRANTED BY EACH STOCKHOLDER PURSUANT TO THIS SECTION 3.3 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF SUCH STOCKHOLDER’S DUTIES UNDER THIS SECTION 3. SUCH PROXIES ARE IRREVOCABLE FOR SO LONG AS THIS SECTION 3 REMAINS IN EFFECT AND WILL SURVIVE THE DEATH, INCOMPETENCE OR DISABILITY OF ANY STOCKHOLDER WHO IS AN INDIVIDUAL AND THE MERGER, LIQUIDATION OR DISSOLUTION OF ANY STOCKHOLDER THAT IS A CORPORATION, PARTNERSHIP OR OTHER ENTITY.

4. BOARD OF DIRECTORS; VOTING AGREEMENTS.

4.1 Board of Directors.

(a) The Board of Directors shall consist of seven (7) directors. Subject to Section 4.1(b), in any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote, or cause to be voted, or cause such Stockholder’s designees as directors to vote, all voting Securities owned by such Stockholder or over which such Stockholder has voting control so as to nominate and elect as directors:

(i) So long as Mitsui is a Designated Holder, two (2) individuals designated by Mitsui, who shall initially be Masami Yokoyama and Toshitaka Inuzuka;

(ii) So long as Kirin is a Designated Holder, two (2) individuals designated by Kirin, who shall initially be Tom Yoshimura and Shinro Fujita;

(iii) So long as ELUS and its Affiliates collectively hold at least 10% of the Total Shares, one (1) individual designated by ELUS, who shall initially be Riccardo Braglia; and

(iv) Two (2) individuals elected by the vote of the majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) (the “Common Directors”), one of whom will be Paul Jacobson (“Jacobson”) so long as Jacobson is employed as the Chief Executive Officer of the Company and Thorne Research, Inc. and the second of whom will be elected from the following group of executives of the Company and Thorne Research, Inc.: (v) Chief Financial Officer, (w) President, (x) Chief Operating Officer, (y) Chief Marketing Officer and (z) Chief Technology Officer; provided, that the second Common Director shall not be an Affiliate of a Designated Holder and shall be independent (applying the standards of Section 303A.02(a)(i)-(ii) of the NYSE Listed Company Manual) of the Designated Holders; provided, further, that an individual shall not be disqualified from serving as a director solely as a result of the individual’s status as an employee of the Company. It is agreed that Tom McKenna (“McKenna”) will be the initial Common Director other than Jacobson.

The Designated Holders shall consult with the Chief Executive Officer of the Company on a non-binding basis, and shall consider the Chief Executive Officer’s recommendations and views in good faith, with respect to the designation of the Common Director and the directors to be designated pursuant to Section 4.1(a)(i) or (ii).

(b) If any vacancy shall occur on the Board of Directors as a result of death, disability, resignation, removal or any other termination of a director, the replacement for such vacating director shall be designated by the Person or Persons who, pursuant to Section 4.1(a) above, originally designated such vacating director, or in the case of the Common Directors, by the vote of the majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class on an as-converted to Common Stock basis). Each Person or group of Persons (as applicable) entitled to designate a director or a replacement for a director pursuant to this Section 4 shall also be entitled to remove such director from the Board of Directors and any applicable committees thereof with or without cause and to designate the replacement for any director so removed. Each Stockholder shall vote, or cause to be voted, or cause such Stockholder’s designees as directors to vote, all voting Securities owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to comply with this Section 4.1(b). In the event that Mitsui, Kirin or ELUS loses the right to designate members of the Board of Directors pursuant to Sections 4.1(a)(i), (ii) or (iii), as applicable, then such member(s) of the Board of Directors shall be designated by the vote of the majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class on an as-converted to Common Stock basis).

(c) There will be a compensation committee of the Board of Directors, consisting of no more than five (5) directors (the “Compensation Committee”), and an audit committee of the Board of Directors, consisting of no more than five (5) directors (the “Audit Committee”). The Designated Holders acting jointly shall have the right to appoint from among their respective Board of Director appointees a majority of the members of any committee of the Board of Directors, with each Designated Holder entitled to appoint an equal number of members to any such committee (including the Compensation Committee and the Audit Committee), and the members of any Board of Directors committee not so appointed by the Designated Holders shall be appointed by the Board of Directors from among its members. The Chief Executive Officer of the Company shall serve as a member on the Compensation Committee. The Chief Executive Officer of the Company will be recused from all Compensation Committee discussions concerning such Chief Executive Officer or with respect to which such Chief Executive Officer reasonably could be deemed to have a conflict of interest. The Compensation Committee shall be charged with approving salaries, incentive or similar compensation and grants of options, restricted stock awards and other equity based compensation for key employees of the Company. The Audit Committee shall be charged with assisting the Board of Directors in fulfilling its oversight responsibilities to its stockholders by reviewing the financial reports and other financial information provided by the Company to its stockholders, to any governmental body or to the public; the Company’s systems of internal control; and the Company’s auditing, accounting and financial reporting processes generally. There will not be any other committee (including without limitation any executive committee) of the Board of Directors unless such committee is specifically approved by (x) the Board of Directors and (y) the majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class on an as-converted to Common Stock basis). In the event an executive committee, or similar committee, including any committee delegated the responsibilities of the full Board of Directors or responsibilities typically held by an executive committee or similar committee is formed pursuant to the provisions of this Section 4.1(c), then the composition of such committee shall be determined in accordance with the second sentence of this Section 4.1(c).

(d) Action of the Board of Directors shall be by approval of a majority of all directors then in office, including at least one (1) director appointed by each Designated Holder. Action by any committee of the Board of Directors shall be by approval of a majority of all members of the committee then in office, including at least one (1) member appointed by each Designated Holder. The approval of the Board of Directors shall be required for all matters for which approval of the Board of Directors is required by law or that are material to the Company.

(e) The rights of a Designated Holder under this Section 4.1 shall be assignable in whole or in part to any Person (including, for clarity, the other Designated Holder or their respective Affiliates) if such Person acquires more than fifty percent (50%) of the number of shares of Preferred Stock held by the Designated Holder at the Effective Time or any shares issued upon a conversion of such shares of Preferred Stock into Common Stock (after giving effect to any stock splits, combinations or similar transactions involving one or more classes of Securities as a whole) and provided the Transfer of such shares to such Person would not violate Section 2.5. The rights of ELUS under this Section 4.1 shall be assignable in whole or in part to any Person (including, for clarity, any Designated Holder or their respective Affiliates) who acquires all of the shares of Common Stock and other securities of the Company held by ELUS and provided the Transfer of such shares to such Person would not violate Section 2.5.

(f) The Company shall reimburse the members of the Board of Directors for the reasonable out-of-pocket expenses incurred by in attending meetings of the Board of Directors. The Company also shall at all times maintain directors and officers insurance coverage from a carrier and in an amount and scope of coverage as is satisfactory to the Board, including at least one (1) director appointed by each Designated Holder, for the benefit of the current and former members of the Board of Directors and any committee thereof (both as to the Company and as to any subsidiary, Affiliate or other entity with respect to which any such person is serving as a director, manager or equivalent capacity at the request or for the benefit of the Company).

(g) The Company shall cause meetings of the Board of Directors to be held no less frequently than four (4) times in each twelve (12) calendar month period.

(h) Notwithstanding anything to the contrary contained in the Company’s Bylaws, the Company shall give notice of any regular or special meeting of the Board of Directors or any applicable committee thereof to each director then serving on the Board of Directors or such committee, and each observer designated hereunder. Such notices shall state the place, if any, date, and hour of the meeting, and the means of remote communication, if any, by which directors may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called and no business other than that specified in the notice shall be transacted at a special meeting. Notices may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on (i) not less than seventy-two (72) hours’ notice to each director prior to the meeting, in the case of a regular meeting, and (ii) not less than forty-eight (48) hours’ notice to each director prior to the meeting, in the case of a special meeting. If written notice is delivered by mail or courier service, then it shall be given on not less than five (5) Business Days’ notice to each director prior to the meeting. For the avoidance of doubt, any director may waive the requirements for notice contained herein on behalf of him or herself and the party designating such director.

(i) No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(j) The Company shall use its commercially reasonable efforts to obtain, within sixty (60) days of the Effective Time, from financially sound and reputable insurers, Directors and Officers Errors and Omissions insurance, which shall cover the directors and officers of the Company and its

Subsidiaries, each in an amount satisfactory to the Board of Directors, and the Company will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. Without limiting the foregoing, such policies shall not be cancelable by the Company or any such Subsidiary without prior approval of the Board of Directors.

4.2 Vote to Increase Authorized Common Stock. Each Stockholder shall vote, or cause to be voted, all voting Securities owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock (and any Securities from time to time held by the Designated Holders) outstanding at any given time.

4.3 Secondment. Each Designated Holder shall have the right to second one or more employees of the Designated Holder or an Affiliate thereof to serve as secondees to the Company or any of its Subsidiaries, with the rights and on the terms set forth in a secondment agreement between such Designated Holder, the Company and the applicable secondee in a form to be reasonably agreed by such parties (which shall include reasonable and customary provisions with respect to confidentiality, conflicts of interest and assignment of intellectual property rights no less restrictive than the corresponding provisions of agreements executed by employees of the Company).

4.4 PROXY. WITHOUT LIMITING SECTION 3.3 ABOVE, EACH STOCKHOLDER HEREBY GRANTS TO THE DESIGNATED HOLDERS, AND IF THERE ARE NO SUCH DESIGNATED HOLDERS, TO THE PRESIDENT OF THE COMPANY, AN IRREVOCABLE PROXY, COUPLED WITH AN INTEREST, TO VOTE AT ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY, HOWEVER CALLED, OR ANY ADJOURNMENT THEREOF, OR BY WRITTEN CONSENT OF THE STOCKHOLDERS OF THE COMPANY, ALL VOTING SECURITIES OWNED BY SUCH STOCKHOLDER OR OVER WHICH SUCH STOCKHOLDER HAS VOTING CONTROL TO THE EXTENT NECESSARY TO CARRY OUT THE PROVISIONS OF THIS SECTION 4 IN THE EVENT OF ANY BREACH BY SUCH STOCKHOLDER OF HIS, HER OR ITS OBLIGATIONS UNDER THE VOTING AGREEMENT CONTAINED HEREIN.

4.5 Action by Stockholders. Each Stockholder further agrees that such Stockholder will not vote (in person, by proxy, pursuant to written consent or otherwise) any Securities owned by such Stockholder or over which such Stockholder from time to time has voting control, in any manner which may circumvent the voting arrangements required by this Section 4.

5. FIRST REFUSAL RIGHTS.

5.1 Pre-Emptive Rights.

(a) Except for (i) the issuance of Common Stock (or securities convertible into or containing options or rights to acquire shares of Common Stock) (A) pursuant to an Initial Public Offering, (B) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person, (C) upon conversion, exchange or reclassification of shares of one class or series of capital stock of the Company into shares of another class or series of capital stock of the Company, (D) to any current or former employee or director of the Company or any of its Subsidiaries as employment-related compensation in a transaction approved by the Board of Directors, or (E) upon the exercise or redemption of any options, warrants or other rights to acquire shares of Common Stock which are outstanding as of the Effective Time or upon the exercise of any options to acquire up to 11,500 shares of Common Stock authorized and reserved for issuance under the Company’s 2010 Equity Incentive Plan as of the Effective Time; or (ii) Securities issued pursuant to the SPRA or any Securities issued upon the exercise or conversion of Securities issued pursuant to the SPRA, if the Company authorizes the issuance and sale of any shares of any class of Securities (other than as a dividend, stock split, split-up or other distribution on the outstanding Common Stock) (such Securities, “Issuance Securities”), the Company will first offer to sell to each 5% Holder, and each such 5% Holder shall have the right to purchase (the “Purchase Right”) at the price and on the terms set forth in the Issuance Notice (defined below), a pro rata portion of such Issuance Securities (based upon the respective number of Securities then held by all 5% Holders on a fully diluted and as-converted to Common Stock basis, but excluding any shares of Common Stock issuable upon exercise of any options, warrants or other rights to acquire shares of Common Stock then held by any Stockholders).

(b) Promptly after the Company authorizes the proposed issuance and sale of the Issuance Securities, the Company shall notify (“Issuance Notice”) each 5% Holder in writing of such authorization, with such notification setting forth in reasonable detail the material terms of such issuance, including the terms of the Issuance Securities, the purchase price therefor, the payment terms and such 5% Holder’s percentage allotment. Each 5% Holder (or applicable designee or delegee thereof) entitled to purchase Issuance Securities must exercise such 5% Holder’s Purchase Right within thirty (30) days after delivery by the Company of the Issuance Notice (the “Pre-Emptive Right Notice Period”).

(c) Upon the expiration of the Pre-Emptive Right Notice Period, if Purchase Rights have been exercised by the 5% Holders with respect to some but not all of the Issuance Securities, then the Company shall immediately send written notice to those 5% Holders who timely and fully exercised their Purchase Rights (the “Exercising Holders”). Each Exercising Holder shall have an additional right to purchase (“Secondary Purchase Right”) all or any part of the balance of any such remaining Issuance Securities on the terms and conditions specified in the Issuance Notice. To exercise such Secondary Purchase Right, an Exercising Holder must provide written notice to the Company within ten (10) days after the Company’s delivery of such notice of the Secondary Purchase Right. In the event two (2) or more Exercising Holders choose to exercise the Secondary Purchase Right for a total number of remaining Issuance Securities in excess of the number available, the remaining Issuance Securities available for purchase under this Section 5.1(c) shall be allocated to such Exercising Holders pro rata based on the relative number of shares of Issuance Securities such Exercising Holders have elected to purchase pursuant to their respective Secondary Purchase Right.

(d) Beginning fifteen (15) days after the expiration of the Pre-Emptive Right Notice Period, for a period of ninety (90) days, the Company will be free to sell such Issuance Securities that the 5% Holders have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to such 5% Holders. Any Issuance Securities offered or sold by the Company after such ninety (90) day period must be reoffered to the 5% Holders entitled to purchase such Issuance Securities pursuant to the terms of this Section 5. Any purchaser of Issuance Securities pursuant to this Section 5.3(d) that is not already a party hereto, as a condition precedent to the closing of any such sale, shall have executed and delivered to the Company an Instrument of Accession.

(e) Notwithstanding anything else contained in this Section 5 to the contrary, each 5% Holder shall be entitled to assign or delegate its rights under this Section 5 to any of its Affiliates and any Designated Holder shall be entitled to assign or delegate its rights under this Section 5 to its Affiliates or the other Designated Holder or its Affiliates; provided that such assignment or delegation would not violate Section 2.5, and subject to the last sentence of Section 5.1(d).

6. COVENANTS. The Company and each Stockholder agrees to use its commercially reasonable best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement and the Charter are effective and that the parties enjoy the benefits of this Agreement and the Charter. Such actions include, without limitation, the use of commercially reasonable best efforts to cause the nomination and election of the directors as provided in this Agreement.

7. INFORMATION AND OBSERVER RIGHTS; SUBSIDIARIES.

7.1 Delivery of Financial Statements. The Company shall deliver to each 5% Holder:

(a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Company’s Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants selected by the Company and approved by the Board of Directors;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (I) unaudited statements of income and of cash flows for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with GAAP), and (II) a then-current fully diluted equity capitalization table of the Company certified by the Company’s Chief Financial Officer as true and correct;

(c) as soon as practicable, but in any event within thirty (30) days of the end of each month, a report from management of the Company in form and substance reasonably satisfactory to the Designated Holders, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with GAAP) and certified by the Company’s Chief Financial Officer;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to any financial statements called for in Section 7.1(a), Section 7.1(b), Section 7.1(c), and Section 7.1(d), an instrument executed by the Chief Financial Officer and Chief Executive Officer or such other authorized officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 7.1(b) and Section 7.1(c)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f) such other information relating to the financial condition, capitalization, business, prospects, or corporate affairs of the Company and each Subsidiary as any 5% Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 7.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any Subsidiary or Affiliate whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries or Affiliates.

Notwithstanding anything else in this Section 7.1 to the contrary, the Company may cease providing the information set forth in this Section 7.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 7.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

7.2 Inspection. The Company shall permit each 5% Holder, at such 5% Holder’s expense, to visit and inspect the properties of the Company and its Subsidiaries, examine their books of account and records (including equityholder ledgers and related records and materials), and discuss the affairs, finances, and accounts of the Company and its Subsidiaries with their respective officers, in each case, during normal business hours of the Company or such Subsidiary as may be reasonably requested by such 5% Holder; provided, however, that the Company and its Subsidiaries shall not be obligated pursuant to this Section 7.2 to provide access to any information that the Company reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company or such Subsidiary and its counsel. Within five (5) days of any 5% Holder’s request, the Company shall provide to such 5% Holder a then-current fully diluted equity capitalization table of the Company certified by the Company’s Chief Financial Officer as true and correct.

7.3 Observer Rights.

(a) For so long as Mitsui is a 5% Holder, (x) the Company shall, and shall cause each of its Subsidiaries to, invite up to two (2) representatives of Mitsui to attend all meetings of the Board of Directors and each Subsidiary’s board of directors (or any committee of the foregoing), and (y) the Company shall use its reasonable best efforts to cause each of Tecton and Pillar to invite one (1) representative of Mitsui to attend all meetings of the respective board of directors (or applicable governing body) of Tecton and Pillar (or any respective committees of the foregoing), in each case with respect to (x) and (y), in a nonvoting observer capacity and, in this respect, shall give copies of all notices, minutes, consents, and other materials that it provides to directors (or other members of the applicable governing body) at the same time and in the same manner as provided to such directors (or other members of the applicable governing body); provided, however, that each such representative shall agree in writing to a nondisclosure agreement in a reasonable and customary form approved by the Company (provided any such agreement shall be in substantially the same form and no more restrictive than any similar agreement signed by the other directors or other members of the applicable governing body), which shall provide that such representative will hold in confidence and trust all information so provided; and provided, further, that the Company, each Subsidiary, Tecton and Pillar may withhold any information and exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting reasonably would adversely affect the attorney-client privilege between the Company, the respective Subsidiary, Tecton or Pillar and its counsel or result in disclosure of trade secrets or a conflict of interest, as determined in good faith by the disinterested members of the Board of Directors, such Subsidiary’s board of directors, the board of directors (or applicable governing body) of Tecton or the board of directors (or applicable governing body) of Pillar (as applicable).

(b) For so long as Kirin is a 5% Holder, (x) the Company shall, and shall cause each of its Subsidiaries to, invite up to two (2) representatives of Kirin to attend all meetings of the Board of Directors and each Subsidiary’s board of directors (or any committee of the foregoing), and (y) the Company shall use its reasonable best efforts to cause each of Tecton and Pillar to invite one (1) representative of Kirin to attend all meetings of the respective board of directors (or applicable governing body) of Tecton and Pillar (or any respective committees of the foregoing), in each case with respect to (x) and (y), in a nonvoting observer capacity and, in this respect, shall give copies of all notices, minutes, consents, and other materials that it provides to directors (or other members of the applicable governing body) at the same time and in the same manner as provided to such directors (or such other members of the applicable governing body); provided, however, that each such representative shall agree in writing to a nondisclosure agreement in a reasonable and customary form approved by the Company (provided any such agreement shall be in substantially the same form and no more restrictive than any similar agreement signed by the other directors or other members of the applicable governing body), which shall provide that such representative will hold in confidence and trust all information so provided; and provided, further, that the Company, each Subsidiary, Tecton and Pillar may withhold any information and exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting reasonably would adversely affect the attorney-client privilege between the Company, the respective Subsidiary, Tecton or Pillar and its counsel or result in disclosure of trade secrets or a conflict of interest, as determined in good faith by the disinterested members of the Board of Directors, such Subsidiary’s board of directors, the board of directors (or applicable governing body) of Tecton or the board of directors (or applicable governing body) of Pillar (as applicable).

(c) For so long as ELUS is a 5% Holder, the Company shall, and shall cause each of its Subsidiaries to, invite a representative of ELUS to attend all meetings of the Board of Directors and each Subsidiary’s board of directors (or any committee of the foregoing) in a nonvoting observer capacity and, in this respect, shall give copies of all notices, minutes, consents, and other materials that it provides to directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree in writing to a nondisclosure agreement in a reasonable and customary form approved by the Company (provided any such agreement shall be in substantially the same form and no more restrictive than any similar agreement signed by the other Directors), which shall provide that such representative will hold in confidence and trust all information so provided; and provided, further, that the Company and each Subsidiary may withhold any information and exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting reasonably would adversely affect the attorney-client privilege between the Company or the respective Subsidiary and its counsel or result in disclosure of trade secrets or a conflict of interest, as determined in good faith by the disinterested members of the Board of Directors or such Subsidiary’s board of directors (as applicable).

7.4 Subsidiaries. The Company shall, and shall cause each Subsidiary to, take all actions necessary or desirable to give effect to this Agreement, the SPRA and the transactions contemplated hereby and thereby.

8. CONFIDENTIALITY. Each party hereby agrees to: (a) hold in confidence and trust, and not disclose, any nonpublic, proprietary or confidential information of the Company and its Subsidiaries (the “Confidential Information”), (b) use the Confidential Information solely for the benefit of the Company and its Subsidiaries, and (c) use its reasonable best efforts to ensure that any third party to which it provides such Confidential Information pursuant to this Section 8 shall hold such information in confidence and trust and use such Confidential Information solely for the benefit of the Company and its Subsidiaries; provided, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment or interest in the Company, provided such Persons are subject to professional duties of confidentiality or agree to be bound by confidentiality and use restrictions with respect to the Confidential Information at least as restrictive as those set forth in this Section 8, (ii) to any existing or prospective Affiliate, partner, member, stockholder, director or officer of such Stockholder or of any wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and such Person agrees to be bound by confidentiality and use restrictions with respect to the confidential information at least as restrictive as those set forth in this Section 8, (iii) to any prospective transferee of such Stockholder’s Securities (except, for clarity, to any transferee that would violate Section 2.5), provided that the prospective Transferee agrees to be bound by confidentiality and use restrictions with respect to the confidential information at least as restrictive as those set forth in this Section 8, or (iv) to the extent required by law or regulation (including relevant securities laws and stock exchange listing standards, rules or requirements);

provided, that in connection with any disclosure required by law, the Stockholder required to make such disclosure shall to the extent legally permissible provide prior written notice of such required disclosure to the Company and shall take all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure as may be reasonably requested by the Company.

9. ADDITIONAL LEGEND. So long as any Securities are subject to the provisions hereof, all certificates or instruments representing such Securities will have imprinted on them the following legend:

The shares represented by this certificate are subject to the terms of a certain Fourth Amended and Restated Stockholder Agreement, dated as of July 5, 2018, among the issuer of this certificate and certain stockholders. The Stockholder Agreement contains certain restrictive provisions relating to the voting and transfer of shares of the stock represented hereby. A copy of the Stockholder Agreement is on file at the Company’s principal offices. Upon written request to the Company’s Secretary, a copy of the Stockholder Agreement will be provided without charge to appropriately interested persons, as determined by such Secretary.

10. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, from and after the Effective Time and unless and until thereafter amended, this document will embody the complete agreement and understanding among the parties with respect to the subject matter hereof and upon the Effective Time will supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, with respect to such subject matter.

12. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Company and the Stockholders and their respective successors and assigns.

13. STOCK SPLITS, STOCK DIVIDENDS, ETC. In the event of any issuance of Securities after the Effective Time to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 9.

14. COUNTERPARTS; EFFECTIVENESS OF AGREEMENT. This Agreement may be executed and delivered (including by email or facsimile) in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. This Agreement automatically shall become effective as of the Effective Time, but automatically shall terminate and be deemed null and void ab initio if the SPRA is terminated or the Closing (as defined in the SPRA) otherwise does not occur for any reason.

15. REMEDIES. The Stockholders will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce the terms of this Agreement or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

16. AMENDMENT AND WAIVER. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Stockholders unless (A) such modification, amendment or waiver is approved in writing by the Majority Stockholders; and (B) any provision of this Agreement that adversely changes the rights of any Stockholder disproportionately to the other similarly situated Stockholders shall not be effective against such disproportionately adversely affected Stockholder, or enforced by the Company or any other Stockholders, unless such modification, amendment or waiver is approved in writing by such disproportionately adversely affected Stockholder. Any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, no provision hereof, definition herein or rights hereunder in favor of, applicable to or for the express benefit of (i) Mitsui or its Affiliates may be amended or waived without the consent of Mitsui, (ii) Kirin or its Affiliates may be amended or waived without the consent of Kirin, (iii) ELUS or its Affiliates may be amended or waived without the consent of ELUS, (iv) any 5% Holder may be amended or waived (for so long as such 5% Holder remains a 5% Holder) without the consent of such 5% Holder, or (v) any Designated Holder may be amended or waived (for so long as such Designated Holder remains a Designated Holder) without the consent of such Designated Holder. Notwithstanding anything herein to the contrary, the following actions shall not be taken without the consent of Non-Designated Stockholders holding a majority of the outstanding shares of Common Stock and Preferred Stock (voting together on an as-converted to Common Stock basis) then held by all Non-Designated Stockholders: (1) an amendment, modification or waiver of this Agreement to increase or decrease the number of members of the Board of Directors; provided, that the Non-Designated Stockholders shall not unreasonably withhold, delay or condition approval of an increase to the number of members of the Board of Directors in connection with a financing transaction approved by the Board of Directors (including at least one Non-K/M Director); (2) an amendment, modification or waiver of Section 4(a)(iv) hereof or this fourth sentence of Section 16; (3) an amendment, modification or waiver of the definition of “Subsidiary”; or (4) an amendment, modification or waiver of any provision hereof that adversely changes the rights of the Non-Designated Stockholders under either Section 2.6 or Section 2.7 hereof. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.

17. EMPLOYMENT. Nothing contained in this Agreement is intended to create for any Stockholder who is an officer or employee of the Company or a Subsidiary of the Company a right to continued employment with the Company or any of its Subsidiaries or employment in the same position or on the same terms as those currently in effect.

18. TERMINATION. This Agreement will terminate upon the earliest to occur of (a) the completion of any voluntary or involuntary liquidation or dissolution of the Company, (b) the completion of an Initial Public Offering, or (c) the consummation of an Approved Sale and distribution of proceeds to or the escrow of such proceeds for the benefit of the Stockholders in accordance with the Charter.

19. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE TO WAIVE ANY RIGHT TO HAVE ANY DISPUTE ARISING HEREUNDER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY ADJUDICATED BY A JURY, AND HEREBY AGREE TO SUBMIT TO THE COURTS OF THE STATE OF DELAWARE IN CONNECTION WITH THE RESOLUTION OF ANY SUCH DISPUTE.

20. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, and (iv) to $ or Dollars mean United States Dollars. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

22. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by confirmed electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

If to the Company, to:

Thorne Holding Corp.

152 West 57th Street

New York, NY 10019

Attn: Paul Jacobson

(917) 859-2505

Email: pjacobson@thorne.com

With copies (which shall not constitute notice) sent contemporaneously to:

Womble Bond Dickinson (US) LLP

One West Fourth Street

Winston-Salem, NC 27101

Attn: Christopher J. Gyves

(336) 721-3634

Email: christopher.gyves@wbd-us.com

If to any Purchaser, to its address set forth on Schedule 2 or such other address as a Purchaser from time to time may specify to the Company for purposes of notice. If to any other Stockholder, to the last address for such Stockholder on the Company’s official stockholder records.

23. EMPLOYEE AGREEMENTS. The Company will cause each Person now or hereafter employed by it or by any Subsidiary (or engaged by the Company or any Subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, substantially in a form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors.

24. LEGAL MATTERS. The Company retained Womble Bond Dickinson (US) LLP (together with its affiliates, “WBD”) in connection with the transactions contemplated herein. Further, the Company may retain WBD as legal counsel in connection with management and operations. Except as may have been expressly and specifically agreed in writing by WBD, (a) WBD has not and is not representing any Stockholder or any director or officer of the Company in their individual capacities in connection with the transactions contemplated herein and the management and operation of the Company or any dispute that may arise between any Stockholder or director or officer, on one hand, and the Company, on the other hand (the “Company Legal Matters”), and (b) WBD has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided any advice or counsel, to any Stockholder or any director or officer of the Company in their individual capacities, in connection with the Company Legal Matters. Each party has had the opportunity to engage its own independent counsel with respect to the transactions contemplated herein and will engage independent counsel to the extent it desires counsel in the future.

25. THIRD PARTY BENEFICIARIES. The parties hereto agree that the agreements et forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, if (x) the Designated Holders fail to comply with their obligations set forth in Section 2.6 or Section 2.7, (y) the Company has not taken action against the Designated Holders with respect to such failure and (z) after thirty (30) days’ written notice by the Management Representative (as defined in the Management Holders Agreement, dated as of the date hereof, between the Company, the Management Representative, and the other parties thereto (the “MHA”)) to the Company and the Designated Holders of such noncompliance, the Designated Holders failed to have cured such noncompliance, the Management Representative (as defined in the MHA), on behalf of the Management Holders (as defined in the MHA), so long as the Management Holders (as defined in the MHA) own Securities, may rely upon and may directly enforce Section 2.6 or Section 2.7 (as the case may be) against the Designated Holders as an express third-party beneficiary to cause the Designated Holders to comply with their obligations set forth in Section 2.6 and Section 2.7 (as the case may be).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

THORNE HOLDING CORP.

By:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Chief Executive Officer

[Signature Page to Stockholder Agreement]

INITIAL STOCKHOLDER:

DIVERSIFIED NATURAL PRODUCTS, INC.

By:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Authorized Signatory

[Signature Page to Stockholder Agreement]

INITIAL STOCKHOLDER:

ELUS HOLDING CORPORATION

By:	/s/ Riccardo Braglia
Name:	Riccardo Braglia
Title:	Chairman

[Signature Page to Stockholder Agreement]

INITIAL STOCKHOLDER:

IDB HOLDING S.P.A

By:	/s/ Daniele Giavini
Name:	Daniele Giavini
Title:	General Manager

[Signature Page to Stockholder Agreement]

INITIAL STOCKHOLDER:

MONASHEE CAPITAL MASTER FUND LP

By:	/s/ Tom Wynn
Name:	Tom Wynn
Title:	Partner

[Signature Page to Stockholder Agreement]

PURCHASER:

KIRIN HOLDINGS COMPANY, LIMITED

By:	/s/ Keisuke Nishimura
Name:	Keisuke Nishimura
Title:	Senior Executive Vice President

[Signature Page to Stockholder Agreement]

PURCHASER:

MITSUI & CO., LTD.

By:	/s/ Masami Yokoyama
Name:	Masami Yokoyama
Title:	General Manager, NutriScience Div.

[Signature Page to Stockholder Agreement]

Schedule 1

Initial Stockholders

Stockholder	Address

Diversified Natural Products, Inc. c/o Paul Jacobson	152 West 57th St. New York, NY 10019

ELUS Holding Corporation c/o William Mann

170 Wood Avenue South

5th Floor

Iselin, New Jersey 08830

United States

With copies of all notices to:

Helsinn Healthcare, S.A.

P.O. Box 357

6915 Lugano/Pambio-Noranco

Switzerland

Attention: Matteo Missaglia, General Counsel

Facsimile: +41 (0) 91 993.21.22

IdB Holding S.p.A.	Viale Ortles 12 20139 Milan, Italy

Monashee Capital Master Fund LP	125 High Street High Street Tower, 28th Floor Boston, MA 02110

Schedule 2

Purchasers

Mitsui & Co., Ltd.

c/o Yasutaka Yamakawa

General Manager, Food Science Dept. I

Nutri Science Div. Nutrition & Agriculture Business Unit

1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan

Facsimile: +81-3-3285-9847

E-mail: Ya.Yamakawa@mitsui.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, Twenty-Second Floor

Los Angeles, CA 90071-3132

Attention: John L. Filippone

Facsimile: (213) 612-2501

Email: john.filippone@morganlewis.com

Kirin Holdings Company, Limited

Kirin Holdings Company, Limited

Nakano Central Park South 4-10-2 Nakano

Nakano-ku, Tokyo 164-0001

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019-9601

Attention: Stan Yukevich; Enrico Granata

Email: SYukevich@mofo.com;

EGranata@mofo.com

Exhibit A

Instrument of Accession

The undersigned, _______________, in order to become the owner or holder of ________ shares of [Preferred Stock] [Common Stock], [$0.01] par value per share (the “Shares”), of Thorne Holding Corp., a Delaware corporation, hereby agrees to become a Subsequent Stockholder party to that certain Fourth Amended and Restated Stockholder Agreement, dated as of July 5, 2018 (the “Stockholder Agreement”), a copy of which is attached hereto. This Instrument of Accession shall become a part of such Stockholder Agreement.

Executed as of the date set forth below under the laws of the State of Delaware.

Signature:

Address:

Date:

Accepted:

THORNE HOLDING CORP.

By:

Date: